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Exhibit 10.12

FORM OF
SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT (this "Agreement") dated as of                        , 20    between LONE PINE RESOURCES INC., a Delaware corporation (the "Company"), with its principal offices located at Suite 2500, 645-7 Avenue SW, Calgary, Alberta, and                                     ("Employee"),

W I T N E S S E T H:

        WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "Board") has approved the Company entering into a severance agreement with Employee in order to encourage his continued service to the Company;

        WHEREAS, Employee is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

        WHEREAS, Employee will receive and/or has received proprietary and confidential trade secret information of the Company and its subsidiaries; and

        WHEREAS, Employee will serve and/or has served as an executive, management personnel, officer or key employee of the Company;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Employee agree as follows:

        1.    Definitions.

          (a)   "Annual Compensation" shall mean an amount equal to the greater of:

              (i)  Employee's annual base salary at the annual rate in effect at the date of his Involuntary Termination;

             (ii)  Employee's annual base salary at the annual rate in effect sixty days prior to the date of his Involuntary Termination; or

            (iii)  Employee's annual base salary at the annual rate in effect immediately prior to a Change of Control.

          (b)   "Change in Duties" shall mean the occurrence of any one or more of the following:

              (i)  A significant change in the nature or scope of Employee's authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

             (ii)  A reduction in Employee's base salary from that provided to him immediately prior to the date on which a Change of Control occurs;

            (iii)  A diminution in Employee's eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Company (including its subsidiaries) for employees with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

Confidential

            (iv)  A diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Employee from the greater of (A) the employee benefits and perquisites provided by the Company (including its subsidiaries) to employees with comparable duties or (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control occurs; or

             (v)  A change in the location of Employee's principal place of employment by the Company (including its subsidiaries) by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs.

          (c)   "Change of Control" shall mean the occurrence of any one of the following events:

              (i)  The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (an "Acquiring Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subparagraph (i) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (iii)(1) of this definition shall not constitute a Change of Control; or

             (ii)  Individuals, who, on the date immediately following the Effective Date, are members of the Board (the "Incumbent Directors"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be deemed for purposes of this definition to thereafter be an Incumbent Director, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

            (iii)  The consummation of a reorganization, merger, consolidation amalgamation or other business combination of the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company), or the liquidation or dissolution of the Company (any of the foregoing being a "Corporate Transaction"), unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (2) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such

    Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Company, assuming the Company is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Company issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Company is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subparagraph (iii) has been satisfied.

  Notwithstanding the preceding provisions of this Paragraph 1(c), in no event shall any of the following constitute a Change of Control: (x) an initial public offering of the Company's common stock; or (y) a distribution, or spin-off, of some or all of the remaining shares of the Company's common stock beneficially owned by Forest to the shareholders of Forest.

          (d)   "Compensation Committee" shall mean the Compensation Committee of the Board; provided, however, that if at any time the Board does not have a standing Compensation Committee, then the term "Compensation Committee" shall mean the Board.

          (e)   "Disability" shall mean that, as a result of Employee's incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time performance of his duties within thirty days after written notice of termination is given to Employee by the Company (provided, however, that such notice may not be given prior to thirty days before the expiration of such six-month period).

          (f)    "Effective Date" shall mean the first date on which the proceeds of any sale of the Company's common stock to the underwriters of the initial public offering of the Company's common stock are received.

          (g)   "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

          (h)   "Forest" shall mean Forest Oil Corporation, a New York corporation.

          (i)    "Involuntary Termination" shall mean any termination of Employee's employment with the Company which:

              (i)  does not result from a resignation by Employee (other than a resignation pursuant to clause (ii) of this subparagraph (i)); or

             (ii)  results from a resignation by Employee on or before the date which is sixty days after the date upon which Employee receives notice of or otherwise becomes subject to a Change in Duties;

  provided, however, the term "Involuntary Termination" shall not include a Termination for Cause or any termination as a result of death, Disability, or Retirement.

          (j)    "Retirement" shall mean Employee's resignation on or after the date he reaches age sixty-five.

          (k)   "Severance Amount" shall mean an amount equal to 2.5 times Employee's Annual Compensation.

          (l)    "Severance Period" shall mean a period commencing on the date Employee's employment by the Company or any subsidiary thereof or successor thereto is subject to an Involuntary Termination and continuing for twenty-four months.

          (m)  "Termination for Cause" shall mean termination of Employee's employment by the Company (or its subsidiaries) by reason of Employee's (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a misdemeanor involving moral turpitude or a felony.

        2.    Services.    Employee agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

        3.    Termination Within Two Years After a Change of Control.    Subject to the provisions of Paragraph 5(i) hereof, if Employee's employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Employee the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions after the last day of Employee's employment with the Company:

          (a)   Pay Employee a lump sum cash payment in an amount equal to the Severance Amount on the date that is 60 days after the date of Employee's Involuntary Termination.

          (b)   Cause Employee and those of his dependents (including his spouse) who were covered under the Company's medical and dental benefit plans on the day prior to Employee's Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period, without any cost to Employee; provided, however, that (i) such coverage shall terminate if and to the extent Employee and such dependents become eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Employee) and (ii) if Employee (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans.

          (c)   Cause any and all outstanding options to purchase common stock of the Company held by Employee to become immediately exercisable in full and cause Employee's accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable. If and to the extent that the preceding provisions of this paragraph are inconsistent or conflict with the terms of any stock option agreement or non-qualified deferred compensation plan, then the preceding provisions of this paragraph shall govern and control.

        4.    Interest on Late Payments.    If any payment provided for in Paragraph 3(a) hereof is not made when due, the Company shall pay to Employee interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at 10% plus the prime rate of interest for Canadian dollar loans announced by JPMorgan Chase Bank, N.A., Toronto Branch (or any successor thereto), on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank.

        5.    General.

        (a)    Term.    This Agreement shall be effective as of the Effective Date; provided, however, that if the Effective Date has not occurred on or before                    , 2011, then this Agreement shall be void ab initio. Within thirty (30) days after the date that is thirty months after the Effective Date and within thirty (30) days after each successive thirty-month period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Employee a different agreement. The Compensation Committee (excluding any member of the Compensation Committee who is covered by this Agreement or by a similar agreement with the Company) will vote on whether to so extend, terminate, and/or offer Employee a different agreement and will notify Employee of such action within said thirty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee to take any action within said thirty days shall be considered as an extension of this Agreement for an additional thirty-month period of time. Notwithstanding anything to the contrary contained in this "sunset provision," it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this "sunset provision," and shall remain in force for a period of thirty months after such Change of Control, and if within said thirty months the contingency factors occur which would entitle Employee to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such thirty months after a Change of Control, the contingency factors that would entitle Employee to said benefits do not occur, thereupon this thirty-month "sunset provision" shall again be applicable with the thirty-day time period for Compensation Committee action to thereafter commence at the expiration of said thirty months after such Change of Control and on each thirty-month anniversary date thereafter.

        (b)    Indemnification.    If Employee shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Employee or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Employee from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 10% plus the prime rate of interest for Canadian dollar loans announced by JPMorgan Chase Bank, N.A., Toronto Branch (or any successor thereto), on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank.

        (c)    Payment Obligations Absolute.    The Company's obligation to pay (or cause one of its subsidiaries to pay) Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

        (d)    Successors.    This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Employee and his estate. If Employee shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

        (e)    Severability.    Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        (f)    Non-Alienation.    Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

        (g)    Notices.    Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand-delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

        (h)    Controlling Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, Canada.

        (i)    Release.    As a condition to the receipt of any benefit under Paragraph 3 hereof, Employee shall first execute a release, in the form established by the Company, releasing the Company, its subsidiaries and their respective stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with the Company or any subsidiary or the termination of such employment. The release described in the preceding sentence must be effective and irrevocable within 55 days after the date of the termination of Employee's employment with the Company.

        (j)    Full Settlement.    If Employee is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company or any of its subsidiaries on account of the termination of Employee's employment, whether under contract, common law, statute or otherwise, and Employee shall not have and, subject to receiving the benefits provided hereunder, does hereby waive any entitlement to further or additional severance benefits.

        (k)    Unfunded Obligation.    The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

        (l)    Number and Gender.    Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

        (m)    Entire Agreement.    This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior Severance Agreements, if any, by and between the Company and Employee. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

[Signatures begin on the following page.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, effective as of the Effective Date.

"EMPLOYEE"
[Insert Name]
"COMPANY"
LONE PINE RESOURCES INC.
By:
Name:
Title:

QuickLinks

  Exhibit 10.12
FORM OF SEVERANCE AGREEMENT
W I T N E S S E T H